UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 18, 2007

ValueVision Media, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Minnesota	0-20243	41-1673770
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6740 Shady Oak Road, Eden Prairie, Minnesota		55344-3433
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	952-943-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 18, 2007, our board of directors approved a modification to the previously-announced compensation program for John D. Buck, our interim principal executive officer who was appointed to that position on October 25, 2007. Under the prior program, Mr. Buck was to be paid at a monthly rate of $40,000 per month until such time as a new principal executive officer has been appointed by the board of directors and begins his or her employment with our company. Prior to the beginning of each month, Mr. Buck was to make an election as to whether he would receive the next month’s compensation in cash, restricted stock, or stock options. The board has now amended this program to provide instead that Mr. Buck will receive a grant of 8,500 shares of restricted stock for each month of service as interim principal executive officer (such amount to be pro-rated for partial months of service). The shares of restricted stock will vest at such time as a new principal executive officer has been installed at the company or in certain other limited circumstances. In making this modification to the compensation program, the board recognized that Mr. Buck has been devoting more time and effort as interim principal executive officer than originally anticipated and also has aligned Mr. Buck’s compensation more closely with the creation of shareholder value.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ValueVision Media, Inc.

December 26, 2007	By:	/s/ Nathan E. Fagre

Name: Nathan E. Fagre
Title: SVP and General Counsel